UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2013

MAP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33719	20-0507047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bayshore Parkway, Suite 200, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 386-3100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On January 24, 2013, MAP Pharmaceuticals,, Inc. (the “Company,” “us” or “we”) received notice from Exemplar Pharmaceuticals, LLC f/k/a/ Xemplar Pharmaceuticals, LLC, (“Exemplar”) of Exemplar’s termination of the Manufacturing and Supply Agreement between the Company and Exemplar, dated April 26, 2006, as amended (the “Exemplar Agreement”), such termination effective on January 31, 2014. Exemplar elected not to renew the Exemplar Agreement past January 31, 2014, pursuant to Section 9.1 of the Exemplar Agreement, which provides that the Exemplar Agreement shall automatically continue in effect from year to year after January 31, 2012 (each a “Renewal Term”) unless either party shall give written notice to the other, at least one year prior to the end of the initial term or one year prior to the end of any Renewal Term, that it does not wish the Exemplar Agreement to be renewed past the expiration of such term.

Pursuant to the Exemplar Agreement, Exemplar agreed to manufacture and supply our clinical and commercial requirements of pressurized metered dose aerosol canisters containing placebo or active ingredient that is to be housed within a fully-assembled TEMPO inhaler and packaged for clinical and commercial use.

Exemplar is obligated pursuant to the terms of the Exemplar Agreement to continue to supply product to us through January 31, 2014, and in addition to supply product to us through January 1, 2015 upon submission by us of a purchase order for such supply prior to January 1, 2014. Following January 31, 2014, or if Exemplar fails to supply the product as specified in our purchase orders prior to then, we have the right to manufacture the product ourselves or purchase the product from another third party. We are in the process of qualifying a second source of supply as well as exploring additional options for supply of product.

The foregoing description of the Exemplar Agreement does not purport to be complete and is qualified in its entirety by reference to the Exemplar Agreement, which is filed as Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (File No. 333-143823), filed on June 18, 2007, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2013

MAP PHARMACEUTICALS, INC.

By:	/s/ Charlene A. Friedman
Name:	Charlene A. Friedman
Title:	Senior Vice President, General Counsel and Secretary